                                                                    Exhibit 10.1

                     THE MARKED PORTIONS OF THIS AGREEMENT
                    HAVE BEEN OMITTED AND FILED SEPARATELY
                        WITH THE COMMISSION PURSUANT TO
                     A REQUEST FOR CONFIDENTIAL TREATMENT


                                   Amendment
                                      to
                     First Amended and Restated Agreement


This Amendment modifies and amends the terms of that certain First Amended and Restated Agreement dated as of September 15, 1996 but effective as of September 1, 1995 (the "Agreement") by and between SeaVision, Inc., a Delaware corporation (hereinafter referred to as "SeaVision"), and Celebrity Cruises Inc., a Liberian corporation (hereinafter referred to as "Celebrity").

1.  Operators.  Section 1.(a)(ii) of the Agreement is hereby amended to delete
    ---------
    the requirement for SeaVision to post one Operator to each Ship at SeaVision's cost and expense. In lieu thereof, Celebrity will either employ the operator at its own cost or reimburse SeaVision for one hundred percent of the salary, travel, payroll taxes and fringe benefits of the Operator (if Celebrity requests SeaVision to provide the operator). SeaVision will train such operators at no charge to Celebrity.

2.  Fee.  A new Section l.b(xi) is hereby added to the Agreement: "Celebrity
    ---
    agrees to pay SeaVision the sum of [Redacted - Confidential Treatment Requested] per passenger cabin per day (the "Operating Fee") effective September 10, 1997 through February 28, 1998 (the "Extension Period") for each passenger cabin covered under the Agreement (with respect to the m.v. Mercury the fee will begin on the date installation is completed and is operational to paying passengers.) Unless otherwise agreed to by the parties in writing prior to February 28, 1998 the Operating Fee will increase to [Redacted - Confidential Treatment Requested] per passenger cabin per day on March 1, 1998.

3.  Mercury.  In addition to the components listed on Exhibit D to be purchased
    -------
    by Celebrity for the m.v. Mercury, Celebrity shall pay, upon activation of the System on board that Ship, the sum of [Redacted - Confidential Treatment Requested] for the installation of the System on board the m.v. Mercury. Upon such payment, Celebrity will own (i) one hundred percent of the hardware installed on the m.v. Mercury and (ii) will receive a perpetual, non-transferable license to use the Software onboard Mercury.

4.  Installation Date.  The September 15, 1997 installation date for the System
    -----------------
    onboard the m.v. Mercury contemplated in Section 1.(a)(i) of the Agreement is waived. Installation will be completed and the System will be fully operational on or before November 2, 1997. SeaVision will use reasonable efforts to have the System operational prior to that date for the travel agent inaugural events.

5.  Letter.  SeaVision hereby agrees to retract its letter dated
    ------
    September 10, 1997 to Andeas Angeledakis exercising its termination rights under the Agreement.

6.  Termination Rights.  SeaVision shall not exercise its right to terminate the
    ------------------
    Agreement under Section 4.(b) of the Agreement prior to December 31, 1997 and such termination shall not be effective until thirty (30) days thereafter. Notwithstanding the foregoing, SeaVision's right to terminate under Section 4.(b) of the Agreement is not affected for any period of time after such date.
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7.  Purchase Option.  SeaVision hereby agrees that Celebrity has the right at
    ---------------
    anytime during the Extension Period to purchase the hardware and a perpetual, non-transferable license to use the Software on m.v. Galaxy, m.v. Horizon, m.v. Zenith and m.v. Century for [Redacted - Confidential Treatment Requested] per vessel. Upon notification of such purchase and payment of the total purchase price of [Redacted - Confidential Treatment Requested], each party's obligation under this Amendment and the Agreement shall terminate, except to the extent any provision expressly survives the termination of the Agreement or Amendment.

8.  Maintenance.  Celebrity and SeaVision agree to discuss the terms of an
    -----------
    agreement regarding ongoing maintenance and support to be executed in the event Celebrity exercises its purchase option set forth above. The maintenance agreement shall provide for maintenance to be provided at fee not to exceed [Redacted - Confidential Treatment Requested]/hour, plus travel and expenses. The hourly fee will be subject to an annual adjustment, not to exceed the Increase in Consumer Price Index (from relevant industry). The maintenance agreement will also provide for the software source code to be placed in escrow in a mutually agreeable location.

9.  Transferability.  In the event of the sale of one of the Celebrity vessels
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    (or the vessel is otherwise withdrawn from service) on which the System is installed, Celebrity may transfer all of such vessel's rights hereunder and under the Agreement, including the Software license, to a different vessel operating under the Celebrity brand.

10. Additional Terms.  Except as expressly amended herein, the Agreement
    ----------------
    remains in full force and effect.

11. Facsimile Copies.  In order to expedite the execution of this Amendment,
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    the parties agree that facsimile copies of this Amendment shall be treated as originals until such time as original documents are executed and delivered.



In Witness Whereof, the parties have executed this Amendment on the dates set forth below.



SeaVision, Inc.



By: /s/ Brian K. Blair
   --------------------------------------
Name:    Brian K. Blair
Title:   President
Dated:   September 19, 1997



Celebrity Cruises, Inc.

By: /s/ Vasilios Kapetanakos
  ----------------------------------------
Name:   Vasilios Kapetanakos
Title:  Exec. V.P., COO
Dated:  September 19, 1997